Exhibit 4.2

                             SUBSERVICING AGREEMENT

      THIS SUBSERVICING AGREEMENT ("Agreement"), entered into this 1st day of July, 1998, between The CIT Group/Consumer Finance, Inc., having an office and place of business at 650 CIT Drive, Livingston, New Jersey (hereinafter referred to as "Master Servicer"), and The CIT Group/Sales Financing, Inc. having an office and place of business at 650 CIT Drive, Livingston, New Jersey, (hereinafter referred to as "Subservicer").

                              W I T N E S S E T H:

      WHEREAS, Master Servicer originated or purchased certain mortgage loans, and has sold such mortgage loans to an affiliate, which in turn sold such Mortgage Loans to a trust, which issued certain securities known as Home Equity Loan Asset Backed Certificates, Series 1998-1;

      WHEREAS, Master Servicer is obligated to service such mortgage loans;

      WHEREAS, Subservicer desires to subservice such mortgage loans in accordance with the terms and conditions set forth herein, and Master Servicer desires to retain Subservicer for such purpose;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed by and between Master Servicer and Subservicer, as follows:

                                   ARTICLE I.

                                Meaning of Terms

      Unless otherwise defined herein, all capitalized terms in this Agreement have the meanings given to them in the Pooling and Servicing Agreement dated as of July 1, 1998 (the "Pooling and Servicing Agreement").

                                   ARTICLE II.

                             Subservicer Obligations

      The Master Servicer hereby delegates to the Subservicer and the Subservicer agrees to perform all of the Master Servicer's servicing obligations with respect to the Mortgage Loans, as set forth in the Pooling and Servicing Agreement, except that Master Servicer shall, and Subservicer shall not be obligated to: (1) confirm that Mortgages have been recorded, (2) confirm that title policies have been issued on Mortgage Loans for which Master Servicer has requested title insurance, (3) record mortgage releases and similar documents,
(4) maintain loan files, and (5) conduct collection and foreclosure activities. Subservicer shall exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account, giving due consideration to accepted mortgage servicing practices of prudent lending institutions.

                                  ARTICLE III.

                            Subservicer Cannot Resign

      Without Master Servicer's prior written consent, Subservicer agrees that it cannot resign as Subservicer under this Agreement.

                                   ARTICLE IV.

      Modification of Subservicer Obligations or Termination of Subservicer

      In addition to those services Master Servicer will perform as set forth above, the Master Servicer may elect, subject to the provisions of this Article IV, to relieve Subservicer of certain other servicing obligations required by the Pooling and Servicing Agreement. Subject to the provisions of this Article IV, Master Servicer may also terminate all of Subservicer's obligations under this Agreement. The Master Servicer cannot materially decrease Subservicer's obligations in connection with lockbox arrangements or payment processing or terminate all of Subservicer's obligations, unless the Rating Agency Condition is satisfied. In addition, if a Termination Event has occurred and is continuing, the Trustee may terminate the Master Servicer under the Pooling and Servicing Agreement and the Subservicer under this Agreement. This Agreement shall terminate in the event that Master Servicer is no longer acting as Master Servicer under the Pooling and Servicing Agreement.

                                   ARTICLE V.

                                Subservicer's Fee

      Master Servicer shall pay a fee or other compensation to Subservicer for each Mortgage Loan serviced hereunder in an amount as may be mutually agreed to by Master Servicer and Subservicer.

                                  ARTICLE VII.

                                  Governing Law

      This Agreement shall be interpreted and construed in accordance with the laws of the State of New Jersey, without regard to its internal conflict of laws rules.

                                  ARTICLE VII.

                                  Miscellaneous

      The parties shall, at their own expense, execute all other documents and take all other steps requested by each other from time to time to perform the covenants and obligations herein and effectuate the intent hereof. The provisions of this Agreement cannot be waived or modified except in a written document signed by the Subservicer and the Master Servicer.

      Subservicer's representations and warranties shall survive the termination of this Agreement. This Agreement may be executed in counterparts, all of which taken together shall


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

constitute one and the same instrument. Headings and titles are for convenience only and shall not influence the construction or interpretation of this Agreement. When used herein, the term "include" or "including" shall mean without limitation by reason of enumeration.

      IN WITNESS WHEREOF, Master Servicer and Subservicer have executed this Agreement as of the date set forth above.

                                        THE CIT GROUP/CONSUMER FINANCE, INC.
                                        (Master Servicer)

                                        By: /s/ William L. Schumm
                                           -------------------------------------
                                              Its: Senior Vice President

                                        THE CIT GROUP/SALES FINANCING, INC.
                                        (Subservicer)

                                        By: /s/ Guy N. Veni
                                           -------------------------------------
                                             Its:  Executive Vice President


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